As filed with the Securities and Exchange Commission on May 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Second Sight Medical Products, Inc.

(Exact name of registrant as specified in its charter)

California	02-0692322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(818) 833-5000

(Address of Principal Executive Offices, including Zip Code)

Second Sight Medical Products Inc. 2015 Employee Stock Purchase Plan

(Full title of the plans)

Will McGuire

Chief Executive Officer

Second Sight Medical Products, Inc.

12744 San Fernando Road, Suite 400

Sylmar, California 91342

(Name and address of agent for service)

(818) 833-5000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(do not check if a small reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common Stock, no par value per share	100,000	(2)	$1.175	$117,500		$13.62
Total	100,000		$1.175	$117,500	(3)	$13.62

(1)    Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the registrant's receipt of consideration that results in an increase in the number of registrant's outstanding shares of common stock.

(2)    Represents additional shares of common stock reserved for issuance pursuant to future awards under the amended 2015 Employee Stock Purchase Plan.

(3)    Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the 1933 Act solely for the purpose of calculating the registration fee on the basis of $1.175, which represents the average of the high and low price per share of the Company’s common stock on May 11, 2017 as reported on the Nasdaq Capital Market.

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Explanatory Note

This Registration Statement on Form S-8 is being filed by Second Sight Medical Products, Inc. (the “Registrant”) to register a total of 100,000 shares of common stock issuable under the Registrant's 2015 Employee Stock Purchase Plan (“ESPP”) pursuant to an “evergreen” provision in the ESPP.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Explanatory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on March 16, 2017;

(b)	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 9, 2017;

(c)	our Current Reports on Form 8-K filed with the SEC on January 6, 2017, February 27, 2017, March 6, 2017, March 10, 2017, March 15, 2017, March 31, 2017, April 10, 2017, April 20, 2017; and

(d)	the description of the Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on November 14, 2014, as amended on Form 8-A/A filed with the SEC on November 17, 2014, including any additional amendment or report filed for the purpose of updating such description, along with the description of the warrants contained in our Registration Statement on Form 8-A filed with the Commission on March 24, 2017 including any additional amendment or report filed for the purpose of updating such description.

All documents that the registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

As of the date of this Registration Statement, Aaron A. Grunfeld beneficially owns 73,955 shares of our common stock, warrants to purchase 34,102 shares of common stock and options to purchase 70,000 shares of our common stock.

Item 6. Indemnification of Directors and Officers.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Company’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits with respect to actions for breach of duty to the Company and its shareholders.

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The Company’s Amended and Restated Bylaws provide that it shall indemnify its directors and officers, employees and agents against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Company, (b) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. The Company’s Amended and Restated Bylaws also contain provisions expressing the intent that these bylaws provide indemnity in excess of that expressly permitted by Section 317 of the California Code to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Company’s Amended and Restated Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Company, (b) is or was serving at the Company’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

The Company’s Amended and Restated Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Amended and Restated Bylaws. The indemnification provided for in the Company’s Amended and Restated Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Company but not involving a breach of duty to the Company and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Company has entered into indemnification agreements with each of its directors and officers, and maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7. Exemption from Registration Claimed.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit Description

3.1	Restated Articles of Incorporation of the Registrant(1)

3.2	Amended and Restated Bylaws of the Registrant, as currently in effect.(1)

5.1*	Opinion of Aaron A. Grunfeld

10.2	2003 Equity Incentive Plan.(1)+

10.3	2003 Form of Employee Option Agreement.(1)+

10.4	2011 Equity Incentive Plan.(1)+

10.5	2011 Form of Employee Option Agreement.(1)+

10.6	Second Sight Medical Products, Inc. Equity Incentive Plan – Restricted Stock Units (2)+

10.7	Second Sight Medical Products, Inc. Restricted Stock Unit Award Agreement (2)+

10.8	2015 Employee Stock Purchase Plan. (3)+

23.1*	Consent of Gumbiner Savett Inc, Independent Registered Public Accounting Firm.

23.2*	Consent of Aaron A. Grunfeld (included in Exhibit 5.1).

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*	Included herein.
+	Indicates management contract or compensatory plan
(1)	Incorporated by reference to the registrant’s registration statement on Form S-1, file no. 333-198073, originally filed with the Securities and Exchange Commission on August 12, 2014, as amended.
(2)	Incorporated by reference to the registrant’s Form 8-K filed on December 4, 2015.
(3)	Incorporated by reference to the registrant’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 16, 2015.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to this Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sylmar, State of California, on May 15, 2017.

SECOND SIGHT MEDICAL PRODUCTS, INC.

By: /s/Will McGuire
Will McGuire
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Will McGuire and Thomas B. Miller his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Will McGuire	President, Chief Executive Officer and Director	May 15, 2017
Will McGuire	(Principal Executive Officer)

/s/ Thomas B. Miller	Chief Financial Officer	May 15, 2017
Thomas B. Miller	(Principal Financial and Accounting Officer)

/s/ Robert J. Greenberg	Chairman of the Board of Directors	May 15, 2017
Robert J. Greenberg M.D., Ph.D.

/s/ Gregg Williams	Director	May 15, 2017
Gregg Williams

/s/ William J. Link	Director	May 15, 2017
William J. Link

/s/ Aaron Mendelsohn	Director	May 15, 2017
Aaron Mendelsohn

/s/ Matthew Pfeffer	Director	May 15, 2017
Matthew Pfeffer

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